                                                                    EXHIBIT 4(I)

--------------------------------------------------------------------------------

                      STANDSTILL AND GOVERNANCE AGREEMENT

                                    BETWEEN

                              FIRST HAWAIIAN, INC.

                                      AND

                           BANQUE NATIONALE DE PARIS

                          DATED AS OF NOVEMBER 1, 1998

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE I
DEFINITIONS...............................................................    1
SECTION 1.1   Certain Defined Terms.......................................    1
SECTION 1.2   Other Defined Terms.........................................    6
SECTION 1.3   Other Definitional Provisions...............................    6
SECTION 1.4   Methodology for Calculations................................    7
STANDSTILL................................................................    7
SECTION 2.1   Acquisition of Additional Voting Securities.................    7
SECTION 2.2   Certain Restrictions........................................   11
SECTION 2.3   Notice of Certain Events; Press Releases, etc...............   12
SECTION 2.4   Post-Standstill Period......................................   12
TRANSFER RESTRICTIONS.....................................................   14
SECTION 3.1   General Transfer Restrictions...............................   14
SECTION 3.2   Restrictions on Transfer....................................   14
SECTION 3.3   Right of First Refusal......................................   15
SECTION 3.4   Transferees.................................................   17
VOTING....................................................................   17
SECTION 4.1   Voting on Certain Matters...................................   17
SECTION 4.2   Irrevocable Proxy...........................................   17
SECTION 4.3   Quorum......................................................   18
CORPORATE GOVERNANCE......................................................   18
SECTION 5.1   Composition of the Board....................................   18
SECTION 5.2   Agenda......................................................   19
SECTION 5.3   Committees..................................................   19
SECTION 5.4   Certain Officers............................................   19
SECTION 5.5   Regulatory Cooperation......................................   19
MISCELLANEOUS.............................................................   20
SECTION 6.1   Conflicting Agreements......................................   20
SECTION 6.2   Duration of Agreement.......................................   20
SECTION 6.3   Ownership Information.......................................   20
SECTION 6.4   Further Assurances..........................................   20
SECTION 6.5   Amendment and Waiver........................................   20
SECTION 6.6   Severability................................................   21
SECTION 6.7   Entire Agreement............................................   21
SECTION 6.8   Successors and Assigns......................................   21
SECTION 6.9   Counterparts................................................   21
SECTION 6.10  Remedies....................................................   21
SECTION 6.11  Notices.....................................................   21
SECTION 6.12  Governing Law; Consent to Jurisdiction......................   22
SECTION 6.13  Legends.....................................................   23
SECTION 6.14  Interpretation..............................................   24
SECTION 6.15  Effectiveness...............................................   24

                      STANDSTILL AND GOVERNANCE AGREEMENT

     STANDSTILL AND GOVERNANCE AGREEMENT dated as of November 1, 1998 between First Hawaiian, Inc., a Delaware corporation (the "Company"), and Banque Nationale de Paris, a societe anonyme or limited liability banking corporation organized under the laws of the Republic of France ("BNP").

     WHEREAS, the Company and BancWest Corporation, a corporation organized under the laws of California and a subsidiary of BNP ("BancWest"), entered into an Agreement and Plan of Merger, dated as of May 28, 1998 (the "Merger Agreement"), pursuant to which and subject to the terms and conditions thereof, among other things, BancWest will merge (the "Merger") with and into the Company and all of the outstanding shares of common stock, without par value, of BancWest will be converted into shares of Class A Common Stock (as defined herein);

     WHEREAS, upon the closing of the Merger (the "Closing"), BNP will Beneficially Own (as defined herein), directly and through its Subsidiaries (as defined herein) 45% of the issued and outstanding Company Common Shares (as defined herein);

     WHEREAS, it is a condition to the obligations of each of the Company and BancWest to consummate the Merger pursuant to the Merger Agreement that this Agreement shall have been duly executed and delivered by the Company and BNP; and

     WHEREAS, the parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the Company Common Shares to be Beneficially Owned by BNP and its Affiliates following the closing of the Merger, as well as restrictions on certain activities in respect of the Company Common Shares, corporate governance and other related corporate matters.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

          "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of BNP solely by virtue of BNP's ownership of the Class A Common Stock or Common Stock, the election of Class A Directors nominated by it to the Board or any other action taken by BNP or its Affiliates which is permitted under this Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles).

          "Agreement" means this Standstill and Governance Agreement as it may be amended, supplemented, restated or modified from time to time.

          "Beneficial Ownership" by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security;

     and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 adopted by the Commission under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise. For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates or any Group of which such Person or any such Affiliate is or becomes a member.

          "BHC Act" means the Bank Holding Company Act of 1956, as amended (or any successor statute), and the rules and regulations of the Board of Governors of the Federal Reserve System promulgated thereunder (or under any successor statute).

          "Board" means the Board of Directors of the Company.

          "Business Combination Proposal" means any proposal with respect to a merger or consolidation in which the Company is a constituent corporation or a sale, lease, exchange or mortgage of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole and pursuant to any of which transactions all of the Company Common Shares (other than those, if any, which are Beneficially Owned by BNP and its Affiliates) would be exchanged for cash, securities or other property, and, solely for purposes of Sections 2.1(c), 2.2(b), 2.2(c) and 2.4(b), a tender or exchange offer for any and all of the outstanding Company Common Shares. Any Business Combination Proposal submitted by BNP pursuant to this Agreement shall be a proposal for the acquisition of not less than 100% of the issued and outstanding Company Common Shares (other than those which are Beneficially Owned by BNP and its Affiliates).

          "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Honolulu, Hawaii, San Francisco, California or Paris, France.

          "By-Laws" means the By-Laws of the Company, as amended or supplemented from time to time.

          "Capital Stock" means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

          "Change of Control" means (i) any Person becomes the Beneficial Owner of more than 50% of the total voting power of the outstanding Voting Securities of the Company, (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Non-Class A Directors (together with any new Non-Class A Directors whose election by such Non-Class A Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the Non-Class A Directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors of the Company then in office, (iii) a merger or consolidation of the Company with or into another Person or the merger or consolidation of another Person into the Company, as a result of which transaction or series of related transactions (A) any Person becomes the Beneficial Owner of more than 50% of the total voting power of all Voting Securities of the Company (or, if the Company is not the surviving or transferee company of such transaction or transactions, of such surviving or transferee company) outstanding immediately after such transaction or transactions, or (B) the shares of Company Common Stock outstanding immediately prior to such transaction or transactions do not represent a majority of the voting power of all Voting Securities of the Company (or such surviving or transferee company, if not the Company) outstanding immediately after such transaction or transactions, (iv) the sale, lease, exchange or mortgage of all or substantially all of the assets of the Company and its

     Subsidiaries, or (v) the approval by the stockholders of the Company of a plan of liquidation or dissolution of the Company.

          "Class A Common Stock" means the class A common stock, par value $1.00 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

          "Class A Director" means any Class A Nominee who is elected or appointed as a Class A Director of the Company and is then serving in such capacity.

          "Class A Holders" means (i) BNP and (ii) any Affiliate of BNP or any Qualified Transferee to which shares of Class A Common Stock have been Transferred in accordance with Sections 3.2(c)(iii) and 3.2(c)(vi) hereof, respectively.

          "Class A Nominee" means any Person proposed by the Class A Holders for election or appointment as a Class A Director pursuant to the Restated Charter.

          "Commission" means the United States Securities and Exchange
     Commission.

          "Company Common Shares" means, collectively, the Company Common Stock and the Class A Common Stock.

          "Company Common Stock" means the common stock, par value $1.00 per share, of the Company (other than the Class A Common Stock) and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

          "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means, or otherwise to control such Person within the meaning of such term as used in Section 2(e) of Regulation Y; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be controlled by or under common control with BNP or any of its Affiliates solely by virtue of BNP's ownership of the Class A Common Stock or Common Stock, the election of Class A Directors nominated by it to the Board or any other action taken by BNP or its Affiliates which is permitted under this Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles).

          "Current Market Value" means, with respect to any security, the average of the daily closing prices on the Nasdaq National Market (or the principal exchange or market on which such security may be listed or may trade) for such security for the 20 consecutive trading days commencing on the 22nd trading day prior to the date as of which the Current Market Value is being determined. The closing price for each day shall be the closing price, if reported, or, if the closing price is not reported, the average of the closing bid and asked prices as reported by the Nasdaq National Market (or such principal exchange or market) or a similar source reasonably and in good faith selected from time to time by the Company for such purpose. In the event such closing prices are unavailable, the Current Market Value shall be the Fair Market Value of such security established by an Independent Investment Banking Firm in accordance with the procedures specified in Section 3.3(f).

          "Director" means any member of the Board (other than any advisory, honorary or other non-voting member of the Board).

          "Equity Securities" means any and all shares of Capital Stock of the Company, securities of the Company convertible into, or exchangeable for, such shares, and options, warrants or other rights to acquire such shares (regardless of whether such securities, options, warrants or other rights are then exercisable or convertible).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor statute).

          "Executive Committee" means the Executive Committee of the Board, as duly constituted from time to time (subject to Section 5.2).

          "Fair Market Value" means, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm's-length negotiated transaction without time constraints.

          "Group" shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

          "Independent Director" means (except as set forth in the proviso hereto) any Non-Class A Director who is not an Affiliate or a past or present officer, director or employee of, and was not nominated by, BNP or any of its Affiliates, and is not associated with an entity that performs substantial services for any of the foregoing; provided that, solely when used with respect to any action to be taken by the Board or the Executive Committee relating to a transaction or proposed transaction with, or otherwise relating to any other holder of 10% or more of the outstanding Company Common Shares (or 10% or more of any other class of Voting Securities of the Company), the term Independent Director shall mean any director who is not an Affiliate or a past or present officer, director or employee of, and was not nominated by, such stockholder (or other securityholder) or any of its Affiliates, and is not associated with an entity that performs substantial services for any of the foregoing.

          "Independent Investment Banking Firm" means an investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Person or Persons engaging such firm, independent of such Person or Persons and qualified to perform the task for which it has been engaged.

          "Initial Ownership Percentage" means the Ownership Percentage of BNP and its Affiliates immediately following the Closing.

          "Non-Class A Directors" means the Directors who are not Class A Directors.

          "Ownership Percentage" means, at any time, the ratio, expressed as a percentage, (i) of the total Equity Securities Beneficially Owned by BNP and its Affiliates to (ii) the sum of (x) the total number of outstanding Company Common Shares and (y) any Company Common Shares that are issuable upon conversion, exchange or exercise of any Equity Securities included in clause (i); provided, however, that shares subject to options under Company benefit plans granted or shares otherwise issued under Company benefit plans to any Person who, at the time of the grant or issuance, was an officer or director of the Company or any of its Subsidiaries shall not be deemed to be Equity Securities Beneficially Owned by BNP or any of its Affiliates; and provided further, however, that Equity Securities Beneficially Owned by BNP and its Affiliates shall not include, for purposes of clause (i) above, any Equity Securities held by BNP and its Subsidiaries in trust, managed, custodial or nominee accounts and the like, or held by mutual funds for which BNP or one of its Subsidiaries acts as investment advisor, in each case for the benefit of customers of BNP and its Subsidiaries ("Trust Account Shares"), provided that (A) such Trust Account Shares were acquired by BNP or its Subsidiaries in the ordinary course of their banking or investment management businesses, solely for investment and not with the intent or purpose of influencing control of the Company or avoiding the provisions of this Agreement, and (B) to the extent that such Trust Account Shares at any time constitute in the aggregate more than four percent of the Company's then outstanding Voting Securities (such excess shares, the "Excess Trust Shares"), BNP shall, and shall cause its Subsidiaries which hold any such Excess Trust Shares to, (x) vote such Excess Trust Shares on all matters submitted to a vote of stockholders of the Company in the same proportion as the stockholders of the Company other than BNP and its Affiliates vote (or, if BNP or such Subsidiaries are not legally permitted to so vote such Excess Trust Shares, BNP shall, and shall cause any of its Subsidiaries which hold any such shares to, vote a number of Company Common Shares having the same voting power as such Excess Trust Shares in the same proportion as the stockholders of the Company other than BNP and its Affiliates vote), and
     (y) BNP shall, and shall cause its Subsidiaries to, use all reasonable efforts to either reduce its aggregate Beneficial Ownership of such Trust Account Shares to four percent or less of the Company's then outstanding Voting Securities or Transfer (pursuant to clauses (i) or (ii) of Section 3.2(c)) a sufficient number of other Equity Securities having aggregate voting power equal to the Excess Trust Shares. For purposes of Section 5.1(b) only, the Ownership Percentage shall include the Equity Securities Beneficially Owned by any Qualified Transferee in addition to the Equity Securities Beneficially Owned by BNP and its Affiliates.

          "Permitted Ownership Percentage" means, immediately following the Closing, the Initial Ownership Percentage and thereafter, such Ownership Percentage as may be permitted under the terms of this Agreement to be Beneficially Owned by BNP and its Affiliates from time to time; provided that except as expressly permitted by Sections 2.1 and 2.4 hereof, in no event shall the Permitted Ownership Percentage be greater than the Initial Ownership Percentage.

          "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity, government or any agency or political subdivision thereof or any Group comprised of two or more of the foregoing.

          "Prime Rate" means the prime rate, base lending rate or similar bench mark rate in effect from time to time as announced by The Chase Manhattan Bank (or any successor institution).

          "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date hereof, between the Company and BNP.

          "Regulation Y" means Regulation Y (12 C.F.R. Part 225) or any successor regulation, as promulgated by the Board of Governors of the Federal Reserve System under the BHC Act.

          "Restated Charter" means the amended Certificate of Incorporation of the Company, the form of which is set forth in Exhibit A to the Merger Agreement, as amended or supplemented from time to time.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

          "Standstill Period" shall mean the period commencing on the Closing and continuing until the fourth anniversary of the Closing.

          "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (x) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (y) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

          "Transfer" means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Equity Securities or any interest in any Equity Securities, provided, however, that a merger or consolidation in which BNP or any of its Affiliates is a constituent corporation shall not be deemed to be the Transfer of any Equity Securities Beneficially Owned by such Person (provided, that the primary purpose of any such transaction is not to avoid the provisions of this Agreement and that the successor or surviving Person to such merger or consolidation, if not BNP or such Affiliate, expressly assumes all obligations of BNP or such Affiliate, as the case may be, under this Agreement). For purposes of this

     Agreement, the term Transfer shall include the sale of an Affiliate or BNP's interest in an Affiliate which Beneficially Owns Company Common Shares.

          "Voting Securities" means at any time shares of any class of Capital Stock or other securities of the Company which are then entitled to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events.

     SECTION 1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

TERM                                                              SECTION
----                                                          ---------------
Acquisition Restrictions....................................  Section 2.1(a)
Acquisition Restrictions Termination Events.................  Section 2.1(b)
Appraisal...................................................  Section 3.3(f)
Average Price...............................................  Section 2.1(f)
BancWest....................................................  Preamble
BNP.........................................................  Preamble
BNP Repurchase..............................................  Section 2.1(f)
Closing.....................................................  Recitals
Company.....................................................  Preamble
Company Repurchase..........................................  Section 2.1(f)
Excess Trust Shares.........................................  Section 1.1
Litigation..................................................  Section 6.12(a)
Market Check Period.........................................  Section 2.4(b)
Market Sale Option..........................................  Section 2.1(f)
Merger Agreement............................................  Recitals
Notice......................................................  Section 6.11
Offer Price.................................................  Section 3.3(b)
Permitted Transferee........................................  Section 3.2(c)
Post-Standstill Period......................................  Section 2.4(a)
Process Agent...............................................  Section 6.12(b)
Proxy Information...........................................  Section 5.1(b)
Qualified Pledgee...........................................  Section 3.2(c)
Qualified Transferee........................................  Section 3.2(c)
Repurchase Number of Shares.................................  Section 2.1(f)
Repurchase Option...........................................  Section 2.1(f)
Repurchase Price............................................  Section 2.1(f)
Required Repurchase Event...................................  Section 2.1(f)
Superior Proposal...........................................  Section 2.4(b)
Term........................................................  Section 6.2
Third Party.................................................  Section 2.1(b)
Transfer Measurement Date...................................  Section 2.1(e)
Transfer Notice.............................................  Section 3.3(a)
Transfer Reduction Level....................................  Section 2.1(e)
Transferring Party..........................................  Section 3.3
Trust Account Shares........................................  Section 1.1
Update Notice...............................................  Section 2.1(f)

     SECTION 1.3 Other Definitional Provisions. (a) The words "hereof ", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

     (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     SECTION 1.4 Methodology for Calculations. For purposes of calculating the number of outstanding Company Common Shares, Equity Securities or Voting Securities and the number of Company Common Shares, Equity Securities or Voting Securities Beneficially Owned by BNP and its Affiliates as of any date, any Company Common Shares, Equity Securities or Voting Securities held in the Company's treasury or belonging to any Subsidiaries of the Company which are not entitled to be voted or counted for purposes of determining the presence of a quorum pursuant to Section 160(c) of the Delaware General Corporation Law (or any successor statute) shall be disregarded.

                                   ARTICLE II

                                   STANDSTILL

     SECTION 2.1 Acquisition of Additional Voting Securities. (a) During the Standstill Period, except as provided in paragraphs (b), (c), (d) and (e) below, BNP covenants and agrees with the Company that it shall not, and shall cause each of its Affiliates, directors and executive officers not to, directly or indirectly, acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (including by way of merger or consolidation), by joining a partnership, syndicate or other Group or otherwise, the Beneficial Ownership of any additional Voting Securities (except by way of stock dividends, stock reclassifications or other distributions or offerings made available and, if applicable, exercised on a pro rata basis, to holders of Company Common Shares generally) (the "Acquisition Restrictions").

     (b) The foregoing Acquisition Restrictions will not apply if either (i) a third party who is not an Affiliate of BNP or any of its Affiliates (a "Third Party", which term shall include any Group, other than a Group which includes BNP or any of its Affiliates as a member) commences a bona fide tender or exchange offer for more than 50% of the outstanding Company Common Shares and the Board does not both (x) recommend against the tender or exchange offer within ten Business Days after the commencement thereof (which, in the case of an exchange offer, shall be deemed to be the effective date of the registration statement relating to the securities offered in such exchange offer) or such longer period as shall then be permitted under the Commission's rules and (y) adopt a stockholders' rights plan (if the Company does not then have one in effect) which does not contain an exception from the definition of "Acquiring Person", "Triggering Event" or similar terms for such Third Party or its Affiliates (it being understood that, notwithstanding the foregoing, the Board shall not be required to adopt such a plan if such plan is opposed by any of the Class A Directors), (ii) a Third Party acquires Beneficial Ownership of 25% of the outstanding Company Common Shares (other than as a result of purchases of such securities from the Company) and at such time, the Ownership Percentage is equal to at least 25%, or (iii) a Third Party acquires Beneficial Ownership of 20% of the outstanding Company Common Shares (other than as a result of purchases of such securities from the Company) and publicly discloses in a filing on Schedule 13D or otherwise a possible intention to seek control of the Company or to engage in a transaction that would result in a Change of Control of the Company and at such time, the Ownership Percentage is equal to at least 20%; provided that if the Acquisition Restrictions terminate as a result of any of (i), (ii) or (iii) above, BNP may only acquire shares of Company Common Stock pursuant to (x) a tender or exchange offer for any and all outstanding shares of Company Common Stock or (y) a Business Combination Proposal for the Company so long as (A) such proposal is made in writing delivered only to the Executive Committee and (B) BNP and its representatives keep confidential and refrain from disclosing to any other Person the fact that they have made any such proposal or any of the terms thereof. If (x) the foregoing tender or exchange offer referred to in clause (i) shall have been terminated, (y) the Third Party referred to in clauses (ii) or (iii) shall have reduced its Beneficial Ownership below 25% or 20%, respectively, of the outstanding Company Shares or (z) the Third Party referred to in clause (iii) shall have publicly altered or modified its prior public disclosure to provide that it intends to hold the shares acquired for investment purposes and not with the intention to seek control of the Company or to engage in a transaction that would result in a Change of Control of the Company, in each case without BNP having made a bona fide tender or exchange offer or a bona fide Business Combination Proposal, then the Acquisition Restrictions shall be reinstated at the Permitted Ownership Percentage in effect prior to the termination of the Acquisition Restrictions. The events described in clauses (i), (ii) and (iii) of this Section 2.1(b) and in Section 2.1(c) are hereinafter referred to as the "Acquisition Restrictions Termination Events".

     (c) Notwithstanding any other provision hereof, BNP shall be entitled at any time to acquire shares of Company Common Stock in excess of the then-applicable Permitted Ownership Percentage if (i) BNP shall make a capital infusion into the Company (A) in response to the requirements of applicable U.S. bank regulatory authorities, as advised in writing to the Company by such authority, or (B) because the Company shall cease to be a "well-capitalized" bank holding company within the meaning of Section 225.2(r)(1) of Regulation Y and is not restored to the status of a "well capitalized" bank holding company within twelve months after the date on which it ceased to be a "well capitalized" bank holding company; provided that nothing herein shall be deemed to derogate the authority of the Board to approve the terms of any such capital infusion, or (ii) the Company shall become subject to any regulatory capital directive, or become an institution in "troubled" condition under 12 C.F.R. ss.325.6 and Section 225.71(d) of Regulation Y, respectively, or under 12 C.F.R. ss.263.81(c) or under any successor provisions. Any shares of Company Common Stock acquired pursuant to this paragraph (c) shall not be subject to any of the voting restrictions contained in Section 4.1(a)(ii) or 4.2. In the event that BNP wishes to acquire additional shares of Company Common Stock following any acquisition of shares pursuant to this paragraph (c), such acquisition may only be effected through a Business Combination Proposal which provides for a price per share of Company Common Stock so acquired that, in the written opinion of an Independent Investment Banking Firm selected by the Board (by a majority vote of the Directors constituting the entire Board), is fair from a financial point of view to the holders of such Company Common Stock.

     (d) If the Ownership Percentage declines due to an issuance or disposition by the Company of Company Common Stock or other Equity Securities (whether in a public offering, in connection with an acquisition, upon exercise of employee stock options or otherwise), BNP and its Affiliates shall be permitted to purchase a number of shares of Company Common Stock or other Equity Securities in the open market or in privately-negotiated transactions so that the Ownership Percentage following such purchase is no greater than the then-applicable Permitted Ownership Percentage; provided that neither BNP nor any of its Affiliates shall be permitted to purchase any shares pursuant to this Section 2.1(d) if the act of purchasing such shares would cause a transaction entered into or proposed to be entered into by the Company to be disqualified as a "pooling of interests" under applicable accounting rules, in which case such purchase rights shall be deferred until such time as such purchases may be effected without adversely affecting the pooling accounting treatment of such transaction. The Company and BNP agree to confer and reasonably cooperate with one another with respect to share repurchases or purchases to facilitate satisfaction of such requirements of the applicable accounting rules with respect to any such transaction.

     (e) (i) In the event that the Ownership Percentage decreases by an aggregate of less than 10% (the "Transfer Reduction Level") from the Ownership Percentage on the same date of the prior year (the "Transfer Measurement Date") as a result of a Transfer or a series of Transfers by BNP or its Affiliates of any Company Common Shares or other Equity Securities (other than any Transfers pursuant to clauses (iv), (v), (vi) or (vii) of Section 3.2(c)), BNP and its Affiliates may purchase additional shares of Company Common Stock or other Equity Securities in open market purchases or in privately-negotiated transactions so long as, after giving effect to such acquisitions, the Ownership Percentage does not exceed the Permitted Ownership Percentage on the Transfer Measurement Date (as reduced in accordance with clause (ii) below subsequent to such Transfer Measurement Date).

     (ii) Upon any Transfer of any Company Common Shares or other Equity Securities by BNP or any of its Affiliates pursuant to clauses (iv), (v), (vi) or (vii) of Section 3.2(c) or to the extent of any other Transfers that result in the Ownership Percentage decreasing below the Transfer Reduction Level, the Permitted Ownership Percentage shall be automatically decreased to the actual Ownership Percentage following such event. For purposes of this Section 2.1(e), a Transfer pursuant to clause (vii) of Section 3.2(c) shall not be deemed to have occurred so long as BNP continues to have sole power to vote or direct the voting of such Company Common Shares or other Equity Securities which have been so pledged.

     (f) (i) Upon a repurchase or redemption of Equity Securities by the Company that, by reducing the number of outstanding Equity Securities, increases the Ownership Percentage (a "Company Repurchase") to an amount in excess of the then-applicable Permitted Ownership Percentage, BNP shall dispose, or cause its Affiliates to dispose, of Equity Securities Beneficially Owned by them as set forth in clauses (ii) or (iii) below, as applicable; provided, however, that if effecting such disposition at such time would subject BNP or any such Affiliate to liability under Section 16(b) of the Exchange Act, then the obligation of BNP to effect, or cause its Affiliates to effect, such disposition shall be deferred until the earliest date on which it or its Affiliates may effect such disposition without incurring such liability under Section 16(b).

     (ii) In the event of a proposed Company Repurchase (other than pursuant to a proposed program of open market repurchases by the Company, which shall be treated in accordance with the provisions of clause (iii) below) which, together with any prior Company Repurchases of less than 1% of the outstanding Equity Securities with respect to which no Equity Securities Beneficially Owned by BNP or its Affiliates were disposed of in the manner required by this Section 2.1(f), shall be in excess of 1% of the outstanding Equity Securities prior to such Company Repurchase (a "Required Repurchase Event"), the Company shall give written notice to BNP not later than five Business Days prior to the Company Repurchase, specifying the number and type of Equity Securities to be repurchased and the repurchase price (the "Repurchase Price") (if known) per security. On the date of the Company Repurchase giving rise to such notice, BNP shall sell or cause one or more of its Affiliates to sell to the Company (a "BNP Repurchase") a sufficient number of Equity Securities of the type repurchased or to be repurchased by the Company, or, if BNP and its Affiliates do not own such type of Equity Securities, shares of Class A Common Stock or Company Common Stock (the "Repurchase Number of Shares"), such that the Ownership Percentage following such BNP Repurchase is equal to the Ownership Percentage prior to the Company Repurchase or Company Repurchases giving rise to such Required Repurchase Event, at a price, payable in cash, equal to the Repurchase Price; provided that, at BNP's option and subject to applicable law, in lieu of selling any Equity Securities to the Company, BNP may dispose or cause one or more of its Affiliates to dispose of the Repurchase Number of Shares in open market transactions of the type described in clauses (i) and (ii) of Section 3.2(c) (the "Market Sale Option"). BNP shall give written notice to the Company not later than two Business Days prior to the Company Repurchase of its election to exercise its Market Sale Option and shall consummate the sale of such Equity Securities as specified in such written notice within ten Business Days thereafter (or such longer period as may be required to comply with any volume restrictions on sales of securities under Rule 144 of the Securities Act (or any successor rule) if BNP elects to dispose of such Equity Securities in transactions of the type described in clause (ii) of Section 3.2(c)). BNP shall not be deemed to be in violation of this Agreement to the extent that the Permitted Ownership Percentage has been reduced as a result of a Company Repurchase which has not resulted in a Required Repurchase Event pursuant to this paragraph.

     (iii) In the event that the Company shall propose to commence a program of open market repurchases of Equity Securities which would constitute a Required Repurchase Event, the Company shall give written notice thereof to BNP not later than ten Business Days prior to the commencement of any repurchases of Equity Securities pursuant thereto, and BNP shall have the option, exercisable by written notice given to the Company within five Business Days after receipt of such notice from the Company, to either (i) participate in such repurchases by selling Equity Securities to the Company on a regular basis proportionate with the Company's repurchase of Equity Securities in the open market (the "Repurchase Option"), or (ii) sell the applicable number of Equity Securities pursuant to the Market Sale Option. In either case the Company shall give written notice to BNP (the "Update Notice") not less frequently than every second week as to the number of Equity Securities so repurchased by the Company during the two preceding calendar weeks, the weighted average price paid for such repurchased Equity Securities (the "Average Price"), and the Repurchase Number of Shares. If BNP has elected the Repurchase Option, BNP shall sell, or cause one or more of its Affiliates to sell, to the Company the Repurchase Number of Shares at the Average Price within five Business Days after receiving the Update Notice. If BNP has not elected the Repurchase Option, it shall sell the Repurchase Number of Shares pursuant to the Market Sale Option within ten Business Days after receiving the Update Notice (or such longer period as may be required to comply with any volume restrictions on sales of securities under Rule 144 of the Securities Act (or any successor rule) if BNP elects to dispose of such Equity Securities in transactions of the type described in clause (ii) of Section 3.2(c)).

     (g) Except as expressly provided herein, neither BNP nor any Affiliate thereof shall permit any of their respective Subsidiaries (regardless of whether such entity became a Subsidiary of BNP or such Affiliate after the date of this Agreement) to Beneficially Own any Equity Securities. Notwithstanding the foregoing, the acquisition (whether by merger, consolidation or otherwise) by BNP or an Affiliate thereof of any entity that Beneficially Owns Equity Securities, or the acquisition of Equity Securities in connection with securing or collecting a debt previously contracted in good faith in the ordinary course of BNP's or such Affiliate's banking business, shall not constitute a violation of the Permitted Ownership Percentage in effect at the time of such acquisition; provided that a significant purpose of any such transaction is not to avoid the provisions of this Agreement; and provided further, that the provisions of paragraph (h) below are complied with.

     (h) If at any time BNP or any of its Affiliates become aware that BNP and its Affiliates Beneficially Own in the aggregate more than the Permitted Ownership Percentage (including by virtue of acquisitions referred to in paragraph (g) above), then BNP shall, as soon as is reasonably practicable (but in no manner that would require BNP or any such Affiliate to incur liability under Section 16(b) of the Exchange Act) take all action necessary to reduce the amount of Equity Securities Beneficially Owned by it and its Affiliates to an amount not greater than the Permitted Ownership Percentage in effect at such time. Notwithstanding any other provision of this Agreement, in no event may BNP or any of its Affiliates exercise any voting rights in respect of any Equity Securities Beneficially Owned by BNP and its Affiliates in excess of the Permitted Ownership Percentage in effect at such time.

     (i) Any shares of Company Common Stock acquired by BNP or any of its Affiliates in accordance with the terms of paragraphs (b), (c), (d) and (e) above shall be exchangeable by BNP, at its option, for shares of Class A Common Stock. Except pursuant to this Section 2.1(i), the Company agrees that, after the Closing, it shall not issue any additional shares of Class A Common Stock to any Person (other than in exchange or substitution for shares of Class A Common Stock already Beneficially Owned by such Person or in connection with a dividend payable in shares of Class A Common Stock to holders of Class A Common Stock or upon exercise of options, warrants or other securities previously distributed as a dividend on the shares of Class A Common Stock which are exercisable for or convertible into shares of Class A Common Stock). In order to effect any such exchange, BNP shall surrender the certificate or certificates evidencing the shares of Company Common Stock to be exchanged for Class A Common Stock to the secretary of the Company. Such certificates shall be duly endorsed to the Company or in blank, accompanied by proper instruments of transfer to the Company or in blank. The Company shall, within five Business Days after the surrender thereof, issue and deliver, or cause to be issued and delivered, to BNP certificates representing that number of shares of Class A Common Stock equal to the number of shares of Company Common Stock converted pursuant to the terms of this Section 2.1(i). Subject to the Restated Charter and the By-Laws, upon such surrender, the shares shall be deemed to be treated as shares of Class A Common Stock for all purposes of this Agreement irrespective of any delay in issuing such new share certificates. The Company agrees to use its reasonable best efforts (including, without limitation, seeking to obtain from its stockholders approval of an amendment to the Restated Charter to increase the number of authorized shares of Class A Common Stock at the next scheduled meeting of stockholders with respect to which a proxy statement has not theretofore been mailed) to at all times keep reserved, out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock as shall be sufficient to provide for the reasonably anticipated exchange of its outstanding Common Stock into Class A Common Stock in accordance with the terms of this Section 2.1(i).

     (j) Any additional Equity Securities acquired by BNP or any of its Affiliates or its or their directors or executive officers following the Closing shall be subject to the restrictions contained in this Agreement as fully as if such Equity Securities were acquired by BNP pursuant to the Merger, it being understood that any Company Common Shares acquired by any Person who at the time of such acquisition was an officer or director of the Company or any of its Subsidiaries pursuant to options granted or any other issuances of shares of Company Common Stock under any Company benefit plan shall not be deemed to be subject to this Agreement.

     SECTION 2.2 Certain Restrictions. (a) During the Standstill Period, except as provided below, BNP agrees not to, and to cause each of its Affiliates and its and their respective directors and executive officers not to, directly or indirectly, alone or in concert with others:

          (i) initiate, propose or otherwise solicit securityholders of the Company for the approval of one or more securityholder proposals or induce or attempt to induce any other Person to initiate any securityholder proposal, or seek election to or seek to place a representative or other Affiliate or nominee on the Board (other than a Class A Nominee) or seek removal of any member of the Board (other than a Class A Director);

          (ii) (A) except in the manner and to the extent permitted under
     Section 2.1(b), propose or seek to effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange or other disposition of substantially all assets or other business combination involving, or a tender or exchange offer for securities of, the Company or any of its Subsidiaries or any material portion of its or such Subsidiary's business or assets or any other type of transaction that would otherwise result in a Change of Control of the Company or in any increase in the Ownership Percentage beyond the then existing Ownership Percentage (any such action described in this clause (A), a "Company Transaction Proposal"), (B) seek to exercise any control or influence over the management of the Company or the Board or any of the businesses, operations or policies of the Company (other than solely by virtue of representation on the Board and participation in meetings and other actions of the Board and any duly constituted committee thereof or by informal meetings or consultations with members of the Board or management), (C) advise, assist or encourage or finance (or assist or arrange financing to or for) any other Person in connection with any of the matters restricted by, or to otherwise seek to circumvent the limitations of, this Agreement, or (D) present to the Company, its stockholders or any third party any proposal constituting or that can reasonably be expected to result in a Company Transaction Proposal or in an increase in the Ownership Percentage;

          (iii) publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another Person engage in a transaction or group of transactions that constitute or could reasonably be expected to result in a Company Transaction Proposal or in an increase in the Ownership Percentage or take any action that might require the Company to make a public announcement regarding any such Company Transaction Proposal;

          (iv) initiate, request, induce, encourage or attempt to induce or give encouragement to any other Person to initiate, or otherwise provide assistance to any Person who has made or is contemplating making, or enter into discussions or negotiations with respect to, any proposal constituting or that can reasonably be expected to result in a Company Transaction Proposal or in an increase in the Ownership Percentage;

          (v) solicit proxies (or written consents) or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents), or otherwise become a "participant" in a "solicitation," or assist any "participant" in a "solicitation" (as such terms are defined in Rule 14a-1 of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce any other Person to take any such actions, or seek to advise, encourage or influence any other Person with respect to the voting of (or the execution of a written consent in respect of) Voting Securities or, except as otherwise expressly required, permitted or contemplated by this Agreement or the Restated Charter, execute any written consent in lieu of a meeting of the holders of Voting Securities or grant a proxy with respect to the voting of Voting Securities to any Person other than an officer or agent of BNP or the Company;

          (vi) form, join in or in any other way (including by deposit of Equity Securities) participate in a partnership, pooling agreement, syndicate, voting trust or other Group with respect to Equity Securities, or enter into any agreement or arrangement or otherwise act in concert with any other Person, for the purpose of acquiring, holding, voting or disposing of Equity Securities;

          (vii) take any other actions, alone or in concert with any other Person, to seek to effect a Change of Control of the Company or an increase in the Ownership Percentage or otherwise seek to circumvent any of the limitations set forth in this Section 2.2; or

          (viii) request, or induce or encourage any other Person to request, that the Company amend or waive any of the provisions of this Agreement.

     (b) If any Acquisition Restrictions Termination Event occurs, the restrictions set forth in paragraphs (i) through (viii) above will not apply to the extent (but only to the extent) necessary to enable BNP to make the Business Combination Proposal permitted to be made under Section 2.1(b) hereof and subject to the terms and conditions relating thereto.

     (c) Notwithstanding the foregoing restrictions, BNP may at any time submit a Business Combination Proposal for the Company so long as (i) such Business Combination Proposal is made in writing delivered only to the Executive Committee in a manner which does not require public disclosure thereof by the Company and (ii) BNP and its representatives keep confidential and refrain from disclosing to any other Person the fact that they have made such a Business Combination Proposal or any of the terms thereof, it being understood that the Executive Committee shall be under no obligation to BNP or its Affiliates to accept such Business Combination Proposal or to cause such Business Combination Proposal to be submitted to the full Board for consideration. In addition, (x) if it shall become part of the agenda of any meeting of the Board or any committee thereof to review any proposal submitted by a Third Party with respect to a Company Transaction Proposal which would result in a Change of Control of the Company (other than as a result of action taken by BNP pursuant to Section 5.2), or (y) if the Board or any committee thereof shall determine to solicit proposals for such a transaction from Third Parties, the Company shall give prompt written notice of such determination to BNP and shall provide BNP with a reasonable opportunity to, in the case of clause (x), participate as a potential bidder prior to accepting such Third Party proposal or, in the case of clause
(y), participate in the solicitation process as a potential bidder. For purposes of this Section 2.2(c), the reference to "Company Common Stock" in clause
(iii)(B) of the term "Change of Control" shall be deemed to be a reference to "Company Common Shares".

     SECTION 2.3 Notice of Certain Events; Press Releases, etc. (a) During the Standstill Period, BNP will, subject to any requirements of applicable law or regulation, inform the Chief Executive Officer of the Company orally within one Business Day and as promptly as practicable in writing (but in no more than ten Business Days) upon it or any of its Affiliates being contacted by any Person or Group with respect to any of the matters covered by paragraphs (i) through
(viii) of Section 2.2(a) as to the content and nature of any such contact and the identity of such Person or Group.

     (b) Unless otherwise required by applicable law, BNP will not, and will not permit any of its Affiliates to, issue any press release or make any public announcement or other communication with respect to any of the matters described in Sections 2.1(b) or 2.2(a) without the prior written consent of the Chief Executive Officer of the Company or as authorized by a resolution adopted by a majority of the Board.

     SECTION 2.4 Post-Standstill Period. (a) Following the expiration of the Standstill Period and during the remainder of the Term (such period, the "Post-Standstill Period"), BNP covenants and agrees with the Company that:

          (i) neither BNP nor any of its Affiliates will take any action resulting in a majority of the Directors being BNP nominees or otherwise not constituting Independent Directors (other than as a result of a transaction permitted by clauses (ii) or (iii) below);

          (ii) neither BNP nor any of its Affiliates will acquire Beneficial Ownership of Equity Securities such that following such acquisition, the Ownership Percentage would be greater than the Permitted Ownership Percentage that was in effect on the date on which the Standstill Period expired, except in transactions effected pursuant to the procedures described in paragraph (b) below; and

          (iii) neither BNP nor any of its Affiliates will take any other action that could result in an increase in the Ownership Percentage or other material transactions between the Company and BNP or its Affiliates except in transactions effected pursuant to the procedures described in paragraph
     (b) below.

     (b) During the Post-Standstill Period, BNP may submit a Business Combination Proposal to the Executive Committee on a confidential basis, whereupon (if BNP has notified the Company that it is submitting such Business Combination Proposal pursuant to this Section 2.4(b) and not pursuant to the first sentence of Section 2.2(c)) the Executive Committee shall promptly (but no later than 10 days after the submission of such proposal) retain an Independent Investment Banking Firm and outside legal counsel to assist the Executive Committee in its review of the proposal and shall follow the procedures hereinafter set forth. The fees and expenses of such financial and legal advisors shall be borne by the Company. If the Independent Investment Banking Firm is unable to conclude within a reasonable period of time (not exceeding 60 days) following submission of such Business Combination Proposal to the Executive Committee that such Business Combination Proposal is fair from a financial point of view to the stockholders of the Company (other than BNP and its Affiliates), or concludes that it is inadequate, then BNP shall withdraw such Business Combination Proposal and shall not submit another Business Combination Proposal to the Company pursuant to this Section 2.4(b) for a period of twelve months from the date on which such Independent Investment Banking Firm reaches such conclusion. If the Independent Investment Banking Firm concludes that the Business Combination Proposal is fair and adequate, then the Executive Committee shall cause the proposal to be submitted to the full Board for consideration. If a majority of the Independent Directors on the Board shall conclude, after considering the advice of such financial and legal advisors as such Independent Directors consider relevant and material in the circumstances, that the transaction contemplated by such Business Combination Proposal is not in the best interests of all of the Company's stockholders at that time, then BNP shall withdraw such Business Combination Proposal and shall not submit another Business Combination Proposal to the Company pursuant to this Section 2.4(b) for a period of twelve months from the date on which the Independent Directors make such conclusion. Approval of such Business Combination Proposal by the Board shall require the affirmative vote of a majority of the Independent Directors then on the Board (in addition to any other vote required by applicable law) and may be subject to any "market check" procedures for a reasonable period of time (not exceeding 90 days) (the "Market Check Period") as the Board (including a majority of the Independent Directors of the Board) may determine to be appropriate in the circumstances. If within the Market Check Period the Company receives from a Third Party a superior proposal (a "Superior Proposal") to the Business Combination Proposal submitted by BNP (as determined in good faith by the Board (including a majority vote of the Independent Directors)), the Company shall offer BNP a reasonable period after delivery to BNP of notice of such Superior Proposal (but no more than five Business Days) to revise its Business Combination Proposal so that the terms thereof, as so revised, are superior to the Superior Proposal (as determined in good faith by the Board (including a majority vote of the Independent Directors)). If BNP does not submit, within such five Business Day period, a revised proposal which is determined in accordance with the preceding sentence to be superior to the Superior Proposal, the Board may cause the Company to enter into an agreement for such Superior Proposal and recommend acceptance thereof to the stockholders of the Company. In such event, BNP agrees that it shall, and shall cause each of its Affiliates to, in connection with any vote or action by written consent of the stockholders of the Company with respect to such agreement, vote or cause to be voted (or execute or cause to be executed a written consent in respect of) all Voting Securities, if any, Beneficially Owned by BNP and its Affiliates in favor of the Superior Proposal (or, if such Superior Proposal is a tender or exchange offer, tender and cause each of its Affiliates to tender, its Equity Securities) unless the Board withdraws its recommendation of such Superior Proposal prior to the date on which such vote is held or such action by written consent becomes effective or the consummation of such tender or exchange offer occurs, as the case may be. If the Company shall not have received a Superior Proposal during the Market Check Period, then the Company and BNP may enter into a definitive agreement (containing customary terms and conditions, including customary "fiduciary out" provisions) to consummate BNP's Business Combination Proposal (it being understood that, following the execution of a definitive agreement with the Company, BNP need not vote its shares in favor of any alternative proposal or tender its shares in any alternative tender or exchange offer which is thereafter entered into by the Company or made by any Third Party); provided that the Board has received a reaffirmation as of such date of the fairness opinion described above in form and substance reasonably and in good faith satisfactory to a majority of the Independent Directors. If the Independent Investment Banking Firm shall be unable to reaffirm such fairness opinion, the Company shall give notice thereof to BNP which shall have 15 days to improve its proposal so that such opinion may be reaffirmed and if, after submission of an improved proposal, if any, such opinion is still not reaffirmed, then the proposed transaction shall terminate and BNP may not submit another such proposal under this Section 2.4(b) for 12 months following the date such proposal is first submitted by the Executive Committee to the Board for consideration.

     (c) During the Post-Standstill Period, BNP may contact or respond to contacts from other stockholders of the Company regarding the business and affairs of the Company on a confidential basis, but, for the first four years of such Post-Standstill Period, BNP may not, and may not permit any of its Affiliates to, either directly or through others (i) solicit, finance or become a participant in a solicitation (as such terms are defined in Rule 14a-1 of Rule 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Exchange Act) of proxies or written consents, (A) for the election of Non-Class A Directors of the Company, (B) for any stockholder proposal opposed by the Board or (C) against any proposal submitted to the stockholders and recommended by the Board, (ii) make or submit any proposal to the Company's stockholders opposed by the Board, (iii) make any public statement as to any intention or plan to take actions not consistent with the then-applicable terms of this Agreement (including, without limitation, Section 2.4(b)), (iv) publicly announce (except as otherwise legally required) any intention to dispose of some or all of its Equity Securities or acquire additional Equity Securities, (v) form or join a Group with the objective or effect of effecting a Change of Control of the Company, (vi) take any action inconsistent with the procedures described in paragraph (b) above or (vii) publicly request or encourage others to request that the Company waive any of the then-applicable provisions or limitations contained in this Agreement.

                                  ARTICLE III

                             TRANSFER RESTRICTIONS

     SECTION 3.1 General Transfer Restrictions. The right of BNP and its Affiliates to Transfer any Equity Securities is subject to the restrictions set forth in this Article III, and no Transfer of Equity Securities by BNP or any of its Affiliates may be effected except in compliance with this Article III. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company.

     SECTION 3.2 Restrictions on Transfer. (a) Without the prior written consent of the Company, except as provided in paragraph (d) below, during an initial period of eighteen months following the Closing, BNP shall not, and shall cause its respective Affiliates not to, Transfer any Equity Securities; provided, that the foregoing restriction shall not prohibit BNP or any of its Affiliates from Transferring any Equity Securities (x) to the Company (or its designee) pursuant to Section 2.1(f), (y) in the manner provided in clause (i) or (ii) of paragraph (c) below to the extent such Transfer is required pursuant to Section 2.1(f) or 2.1(h) or the second proviso to the definition of "Ownership Percentage" or (z) as provided in clause (iii) of paragraph (c) below.

     (b) For the period between eighteen months and two years following the Closing, the restrictions set forth in paragraph (a) above shall continue to apply to Transfers of Equity Securities by BNP or its Affiliates except that BNP and its Affiliates may also effect Transfers of Equity Securities as provided in clause (ii) of paragraph (c) below.

     (c) Following the second anniversary of the Closing, except as provided in paragraph (d) below, BNP shall not, and shall cause its Affiliates not to, Transfer any Equity Securities; provided that the foregoing restriction shall not be applicable to Transfers (i) of Company Common Shares in a Commission-registered underwritten offering in which no Transfer of a number of shares of Company Common Stock representing more than 2% of the outstanding Company Common Shares is made to any Person or Group, (ii) pursuant to the restrictions of Rule 144 under the Securities Act applicable to sales of securities by Affiliates of an issuer

(regardless of whether BNP or its Affiliates is deemed at such time to be an Affiliate of the Company), (iii) to an Affiliate of BNP which agrees in writing with the Company to be bound by this Agreement as fully as if it or they were an initial signatory hereto, (iv) pursuant to a tender or exchange offer by a Third Party that is not rejected by the Board within the time period prescribed by the Exchange Act and the rules and regulations promulgated by the Commission thereunder, (v) of no more than 4.9% of the outstanding Company Common Shares to any one institutional investor which (A) purchases such shares in the normal course of its investment business, for investment purposes only, and with no intention of influencing control of the Company and which purchases such shares pursuant to an exemption from the registration requirements of the Securities Act, and (B) provides appropriate certification to the Company as to the foregoing matters; provided that neither BNP nor any of its Affiliates may exercise its right to Transfer shares as described in this clause (v) on more than one occasion in any 12-month period, (vi) of any number of shares to any one or more institutional investors (but not more than 20% of the then-outstanding Company Common Shares to any one bank holding company, as such term is defined Section 2(c)(1) of Regulation Y, or foreign bank or foreign banking organization, as such terms are defined in Sections 211.21(m) and (n) of Regulation K under the International Banking Act of 1978, as amended) who are reasonably acceptable to the Board (such approval not to be unreasonably withheld or delayed) and who agree in writing with the Company to be bound by the then-applicable provisions of this Agreement as fully as if it or they were an initial signatory hereto (a "Qualified Transferee"), or (vii) pursuant to a bona fide pledge to secure money borrowed by BNP or any Affiliate, entered into in good faith and not for purposes of avoiding the restrictions set forth in this Agreement; provided (x) that such pledge is made to a Person who is a Qualified Transferee pursuant to clause (vi) above (a "Qualified Pledgee"), (y) the number of Equity Securities pledged complies with the limitations as to amount set forth in clause (vi) above and (z) at the time such pledge is made, such Qualified Pledgee agrees in writing to be bound by the then-applicable provisions of this Agreement as fully as if it was an initial signatory hereto; subject, in the case of Transfers pursuant to clauses (i), (v) and (vi), to the Company's right of first refusal described in Section 3.3. In the case of any Transfer to an Affiliate of BNP in accordance with clause (iii), BNP shall (a) be liable for the performance by such Affiliate of its obligations under this Agreement, and (b) act, and cause such Affiliate to agree that BNP shall act, as agent for such Affiliate in connection with the receipt or giving of any and all notices or approvals under this Agreement. Any Affiliate or Qualified Transferee to whom BNP Transfers Equity Securities pursuant to clauses (iii) or (vi) of this Section, respectively, shall be referred to herein as a "Permitted Transferee".

     (d) If at any time a court of competent jurisdiction or an applicable regulatory agency or authority orders BNP or its Affiliates to dispose of any and all of the Equity Securities Beneficially Owned by them, then BNP or such Affiliate may dispose of such Equity Securities in transactions described in clauses (i) through (vi) of paragraph (c) above, in each case only to the extent necessary to comply with such order, subject, in each case, to the extent provided in Section 3.3, to a right of first refusal by the Company as set forth in such Section 3.3.

     SECTION 3.3 Right of First Refusal. Prior to making any offer to Transfer any Equity Securities pursuant to clauses (i), (v) or (vi) of Section 3.2(c), BNP and/or its Affiliates proposing to effect such Transfer (collectively, the "Transferring Party") shall give the Company the opportunity to purchase such Equity Securities in the following manner:

          (a) The Transferring Party shall give written notice (the "Transfer Notice") to the Company, specifying (i) the Person to whom the Transferring Party proposes to make such Transfer (in the case of clauses (v) or (vi) of Section 3.2(c)) and the proposed manner of Transfer, (ii) the number or amount and description of the Equity Securities to be Transferred, (iii) except in the case of a public offering, the Offer Price (as defined below), and (iv) all other material financial and economic terms and conditions of the proposed Transfer, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof. The Transfer Notice shall constitute an offer to the Company (or its designee, as provided below) which is irrevocable during the period described in paragraph (c) below, to sell to the Company (or any permitted designee) the Equity Securities which are the subject of such Transfer Notice upon the terms set forth in this Section 3.3 and the Transfer Notice. The Company may elect to purchase (or cause its permitted designee to purchase) all (but not less than all) the Equity Securities that are the subject of the Transfer Notice for cash at the Offer Price (or, if the Offer Price includes property other than cash, the equivalent in cash of such property as determined in accordance with Section 3.3(d)) and upon the other financial and economic terms and conditions specified in the Transfer Notice.

          (b) For purposes of this Section 3.3, "Offer Price" shall be defined to mean on a per share basis, or in the case of Equity Securities other than Company Common Shares, a per unit basis, (i) in the case of a public offering, the Current Market Value per Equity Security as of the date the election notice of the Company hereinafter described is delivered, and (ii) in the case of a privately-negotiated transaction, the proposed sale price per Equity Security.

          (c) If the Company elects to purchase the offered Equity Securities, it shall give notice to the Transferring Party within 15 Business Days of its receipt of the Transfer Notice of its election, which notice shall include the date set for the closing of such purchase, which date shall be no later than five Business Days following the delivery of such election notice, or, if later, five Business Days after receipt of all required regulatory approvals. In the event that the number of Equity Securities purchased by the Company in connection with its exercise of its rights pursuant to this Section 3.3 in any twelve-month period would exceed 4.9% of the total number of outstanding Company Common Shares at the date of the Transfer Notice (or, if more than one Transfer Notice has been given, the date of the last of such Transfer Notices), the Company may, at its option, designate any Person to purchase the Equity Securities subject to such Transfer Notice; provided that if the closing of the purchase of the Equity Securities by any such designee is delayed by reason of the need by such designee to obtain required regulatory approvals beyond the date on which the Company could have consummated such purchase pursuant to the first sentence of this Section 3.3(c), the purchase price for such Equity Securities shall also include interest on the Offer Price for the Equity Securities subject to the Transfer Notice at the Prime Rate from the date on which the Company would have been legally permitted to consummate such purchase to but excluding the date that the designee actually purchases the shares.

          (d) If (i) the consideration specified in the Transfer Notice consists of, or includes, consideration other than cash or a publicly traded security, or (ii) any property other than Company Common Stock is proposed to be transferred in connection with the transaction to which the Transfer Notice relates, then the price payable by the Company under this Section
     3.3 for the Equity Securities being transferred shall be equal to the Fair Market Value of such consideration which shall be determined in the manner set forth in Section 3.3(f). Notwithstanding anything to the contrary contained in this Section 3.3, the time periods applicable to an election by the Company to purchase the offered securities set forth in Section 3.3(a) shall not be deemed to commence until the Fair Market Value has been determined. The Company and BNP shall cooperate and use their respective best efforts to cause the Fair Market Value to be determined as promptly as practicable but in no event later than 10 Business Days after the receipt by the Company of the Transfer Notice.

          (e) If the Company does not respond to the Transfer Notice within the required response time period or elects not to purchase the offered Equity Securities, the Transferring Party shall be free to complete the proposed Transfer (to the same proposed transferee, in the case of a privately-negotiated transaction) on terms no less favorable to the Transferring Party than those set forth in the Transfer Notice, provided that (x) such Transfer is closed within (i) 90 days after the latest of (A) the expiration of the foregoing required response time periods, (B) the receipt by BNP of the foregoing election notice by the Company or (C) the receipt of all regulatory approvals and consents, and the expiration or termination of all waiting periods in respect thereof, necessary to consummate such proposed Transfer or (ii) in the case of a public offering, within 20 days of the declaration by the Commission of the effectiveness of a registration statement filed with the Commission pursuant to the Registration Rights Agreement, and (y) the price at which the Equity Securities are transferred must be equal to or higher than the Offer Price (except in the case of a public offering, in which case the price at which the Equity Securities are sold (before deducting underwriting discounts and commissions) shall be equal to at least 90% of the Offer Price). Any Equity Securities which continue to be held by the Transferring Party following such period shall again be subject to the provisions of this Section 3.3.

          (f) In the event that a determination of Fair Market Value must be made pursuant to Section 3.3(d), the Company and BNP shall select a mutually acceptable Independent Investment Banking Firm which shall promptly make a determination (an "Appraisal") of the Fair Market Value of the applicable consideration or the property proposed to be transferred. Such Independent Investment Banking Firm's determination of the Fair Market Value shall be conclusive and binding absent manifest error. The fees and expenses of such Independent Investment Banking Firm shall be borne by the Company.

     SECTION 3.4 Transferees. Any Permitted Transferee shall be subject to the then-applicable obligations of BNP under this Agreement as if such Permitted Transferee were BNP; provided that in the case of a Transfer by BNP or one or more of its Affiliates of less than all of the Equity Securities Beneficially Owned by BNP and its Affiliates to a Qualified Transferee or Qualified Pledgee, the Permitted Ownership Percentage applicable to each such Qualified Transferee and its Affiliates and each such Qualified Pledgee and its Affiliates shall be equal to the Ownership Percentage of such Qualified Transferee and its Affiliates or such Qualified Pledgee and its Affiliates, respectively, immediately following such Transfer, subject to adjustment as provided herein. Prior to the initial acquisition of Beneficial Ownership of any Equity Securities by any Permitted Transferee, and as a condition thereto, BNP agrees to cause such Permitted Transferee to agree in writing with the Company to be bound by the terms and conditions of this Agreement to the extent described in
Section 3.2(c) and this Section 3.4. Except as otherwise contemplated by this Agreement BNP agrees not to cause or permit any Permitted Transferees who are Affiliates of BNP to cease to qualify as an Affiliate of BNP so long as such Permitted Transferees Beneficially Own any Company Common Shares, and if any such Permitted Transferee shall cease to be so qualified, such Permitted Transferee shall automatically upon the occurrence of such event cease to be a "Permitted Transferee" for any purpose under this Agreement, and BNP shall immediately cause all Company Common Shares Beneficially Owned by such entity to be Transferred to BNP or another Permitted Transferee.

                                   ARTICLE IV

                                     VOTING

     SECTION 4.1 Voting on Certain Matters. (a)(i) Each Class A Holder may vote its shares of Class A Common Stock in its sole discretion with respect to Class A Nominees for election as Class A Directors.

     (ii) Unless an Acquisition Restrictions Termination Event shall have occurred and the Acquisition Restrictions have not been reinstated pursuant to the terms of this Agreement (but only until such time, if any, as the Acquisition Restrictions shall have been reinstated), BNP shall, and shall cause each of its Affiliates who Beneficially Owns Voting Securities to, at any annual or special meeting of securityholders at which members of the Board are to be elected or in connection with a solicitation of consents through which members of the Board are to be elected, vote or cause to be voted (or act by written consent with respect to) all Voting Securities (other than shares of Class A Common Stock), if any, Beneficially Owned by it in the same proportion as the stockholders of the Company other than BNP and its Affiliates vote.

     (b) BNP may, and may cause each of its Affiliates to, in connection with any vote or action by written consent of the stockholders of the Company (other than with respect to any vote or action by written consent described in paragraph (a)(ii) of this Section 4.1 or in Section 2.4(b) with respect to a Superior Proposal, in which event such Voting Securities shall be voted or caused to be voted as provided therein), vote or cause to be voted all Voting Securities Beneficially Owned by it, as it shall elect in its sole discretion.

     SECTION 4.2 Irrevocable Proxy. (a) Unless an Acquisition Restrictions Termination Event shall have occurred and the Acquisition Restrictions have not been reinstated pursuant to the terms of this Agreement (but only until such time, if any, as the Acquisition Restrictions shall have been reinstated), at least ten Business Days prior to any meeting of stockholders, BNP shall, and shall cause each of its Affiliates who own Voting Securities to, deliver a duly executed irrevocable proxy to the Company specifying how BNP or such Affiliate shall vote such Voting Securities (to the extent such Voting Securities are entitled to vote thereon) as to the election or removal of Non-Class A Directors or a Superior Proposal described in Section 2.4(b) if such matters are scheduled to be brought before the meeting (which shall be in accordance with Section 4.1(a)(ii) or Section 2.4(b), as applicable). Such proxy shall appoint such officers of the Company as the Board shall designate as BNP's or such Affiliates' (as the case may be) true and lawful proxies and attorneys-in-fact as to the matters to be voted at the meeting and shall state that it is irrevocable.

     (b) Unless an Acquisition Restrictions Termination Event shall have occurred and the Acquisition Restrictions have not been reinstated pursuant to the terms of this Agreement (but only until such time, if any, as the Acquisition Restrictions shall have been reinstated), in connection with any proposed action by written consent of the stockholders relating to the election or removal of Non-Class A Directors or the approval of a Superior Proposal described in Section 2.4(b), BNP shall, and shall cause each of its Affiliates who own any Voting Securities to, execute and deliver its written consent to the Company with respect to any Voting Securities Beneficially Owned by BNP or its Affiliates (to the extent such Voting Securities are entitled to execute a written consent with respect to such matters). Any written consent delivered by BNP or any of its Affiliates shall be made in accordance with Section 4.1(a)(ii) or Section 2.4(b), as applicable.

     SECTION 4.3 Quorum. BNP shall, and shall cause each of its Affiliates who hold Voting Securities to, be present in person or represented by proxy at all meetings of securityholders of the Company to the extent necessary so that all Voting Securities Beneficially Owned by BNP and its Affiliates shall be counted as present for the purpose of determining the presence of a quorum at such meetings.

                                   ARTICLE V

                              CORPORATE GOVERNANCE

     SECTION 5.1 Composition of the Board. (a) Effective as of the Closing, the Board shall initially be comprised of 20 directors of whom nine Directors shall be Class A Directors nominated and elected solely by the Class A Holders. Such initial nine Class A Directors shall be apportioned equally among the three classes of Directors of the Company as determined by the Class A Holders. Prior to the Closing, the Board shall take such action as is required under applicable law (including increasing the size of the Board if necessary) to cause to be elected to the Board, effective upon the Closing, the initial Class A Nominees. Following the Closing, the size of the Board may be increased or decreased as permitted by the By-Laws and Restated Charter of the Company as in effect from time to time.

     (b) At least 30 days prior to its distribution of its proxy statement or information statement with respect to each meeting of stockholders at which Directors are to be elected, the Company shall notify the Class A Holders as to the number of Class A Nominees that the Class A Holders are entitled to designate (calculated based on the estimated Ownership Percentage as of the anticipated record date). BNP, on behalf of the Class A Holders, shall notify the Company of the identity of the Class A Nominees designated pursuant to this Section and shall provide to the Company any information regarding such Class A Nominees required by the Exchange Act and the rules and regulations promulgated by the Commission thereunder to be set forth in such proxy statement or information statement (the "Proxy Information") on or prior to the close of business on the later of (x) the 15th day following its receipt of the Company's notice and (y) the 30th day prior to the Company's anticipated distribution of such proxy statement or information statement. Promptly following the record date, the Company shall advise the Class A Holders of the actual Ownership Percentage as of the record date and shall provide the Class A Holders with a reasonable opportunity to withdraw the name or names of previously submitted Class A Nominees (in the event that such holders are entitled to elect fewer directors than previously estimated) or supplement the list of Class A Nominees (in the event that such holders are entitled to nominate more Class A Nominees than previously estimated). The Proxy Information, on the date the proxy statement is first mailed to the Company's stockholders and on the date of the related stockholders meeting, shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (c) The Company shall provide notice of any meeting of the Board of Directors for which advance notice is required to be given under the By-Laws in the manner and at the times required by such By-Laws. In order to assure timely receipt of any such notice, (i) BNP shall provide to the Company, or shall cause each Class A Director to provide to the Company (A) a fax number to which such notices may be sent by fax, or an e-mail address to which such notices may be sent by electronic e-mail and (B) an address to which notices may be sent by mail or recognized courier service, and (ii) the Company shall provide any notice to each Class A Director of a Board meeting required by the preceding sentence (A) by fax or e-mail (as specified by such Director) not later than the date on which such notice is first required to be sent or given, and (B) by mail or recognized courier service, sent on such date, in each case in accordance with the delivery instructions provided by BNP or such Director from time to time in accordance with clause (i) or if no such instructions are provided, to such Class A Director in care of BNP at its principal executive offices. Each Class A Director shall be responsible for providing the Company with the information specified in clause (i) of the preceding sentence and any changes to such information that may be applicable from time to time.

     (d) No Person who is not an officer of BNP or any of its Affiliates shall be a Class A Nominee and no Person who is not an officer of BNP or any of its Affiliates shall be permitted to fill any vacancy created with respect to any Class A directorship unless, in either case, such Person shall be reasonably satisfactory to the Board (as evidenced by a resolution duly adopted by the Directors constituting a majority of the entire Board prior to the time such Person becomes a Class A Nominee).

     SECTION 5.2 Agenda. If BNP wishes to include a matter on the agenda for any meeting of the Board, BNP shall communicate such matter to the Chief Operating Officer of the Company who may communicate such matter to the Chief Executive Officer of the Company for consideration. The Chief Executive Officer shall place such matters on the agenda as soon as reasonably practicable, in his judgment, subject to the terms hereof.

     SECTION 5.3 Committees. So long as the Ownership Percentage is at least 20%, the Company shall cause each committee of the Board to, subject to any requirements under the Exchange Act or applicable securities exchange or market, include at the request of BNP a number of Class A Directors proportionate to the Ownership Percentage; provided that in no event shall BNP be entitled to designate a majority of the members of any such committee. Subject to the foregoing, the Board shall have the power at any time to fill vacancies in, to change the membership of or to discharge any committee. BNP and the Company agree that it is their understanding and intention that the provisions of
Section 4.1 of the By-Laws or paragraph (b) of Article Sixth of the Restated Charter shall not be construed to limit the rights of BNP under this Section 5.3.

     SECTION 5.4 Certain Officers. (a) Upon the Closing, the present Chief Executive Officer of the Company shall remain the Chief Executive Officer of the Company and First Hawaiian Bank and the CEO of Bank of the West shall become the Chief Operating Officer of the Company and remain the Chief Executive Officer of Bank of the West. Each of these officers shall continue to serve in those respective capacities unless removed by a vote of two-thirds of the Board or until their death, voluntary retirement or resignation. Each party hereto agrees not to take, and to cause its Affiliates and, in the case of BNP, to use its reasonable best efforts to cause any Class A Directors nominated by it not to take, any action inconsistent with the foregoing sentence. Upon a vacancy occurring in either of those positions for any reason, a nominating committee of the Board shall be formed consisting of two Class A Directors (selected by the Class A Directors) and two Independent Directors (selected by the Non-Class A Directors). Such nominating committee shall nominate an individual to fill the vacancy and will submit the nomination to the full Board for approval by a two-thirds vote. If the initial four director nominating committee cannot agree on a nomination, the members of the committee will jointly select a fifth director, who must be a Non-Class A Director, to resolve the disagreement by a majority vote of such nominating committee and will submit the nomination to the full Board for a vote in accordance with the terms of the By-Laws.

     (b) BNP shall have the right to designate a deputy chief auditor of the Company and any successor thereto from time to time, provided that such individual (i) is or thereupon becomes an employee of the Company or First Hawaiian Bank, and (ii) is reasonably acceptable to both the Chief Executive Officer and the Chief Operating Officer of the Company.

     SECTION 5.5 Regulatory Cooperation. The Company and BNP agree to cooperate, and BNP agrees to cause its Affiliates to reasonably cooperate, with each other to prepare and file on a timely basis all necessary notices, applications for approvals and consents and other documents and information with all applicable regulatory authorities that may be necessary in connection with any acquisitions or divestitures of any companies, businesses, branches or assets, or for the commencement of any de novo activities, by the Company or any of its Subsidiaries as may from time to time in the future be approved or authorized by the Board. The Company agrees to reimburse BNP for all actual, documented and reasonable out-of-pocket expenses incurred by BNP in connection with making or processing any such filing.

                                   ARTICLE VI

                                 MISCELLANEOUS

     SECTION 6.1 Conflicting Agreements. Each party represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

     SECTION 6.2 Duration of Agreement. Except as otherwise provided in this Agreement, the rights and obligations of BNP and its Affiliates under this Agreement shall terminate at such time as (i) the Ownership Percentage is less than 10% or (ii) (A) upon the consummation of a transaction provided for in a Business Combination Proposal made pursuant to Section 2.4(b) or pursuant to any other section hereof in accordance with the procedures set forth in Section 2.4(b) or (B) upon consummation of any other tender or exchange offer set forth in a Business Combination Proposal in which at least 90% of the outstanding Company Common Shares (other than Company Common Shares Beneficially Owned by BNP and its Affiliates) are acquired by BNP and its Affiliates (the "Term").

     SECTION 6.3 Ownership Information. (a) For purposes of this Agreement, BNP, in determining the amount of outstanding Equity Securities, may rely upon information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by the Company with the Commission, unless the Company shall have updated such information by delivery of notice to BNP.

     (b) BNP shall deliver to the Company, promptly (but in no event more than two Business Days) after any Transfer of Equity Securities, an accurate written report specifying the amount and class of Equity Securities Transferred in such transaction and the amount of each class of Equity Securities owned by BNP and its Affiliates after giving effect to such transaction; provided, however, that no such report need be delivered with respect to any Transfer of Equity Securities by BNP and its Affiliates that is reported in a statement on Schedule 13D filed with the Commission and delivered to the Company by BNP in accordance with Section 13(d) of the Exchange Act. In addition, upon the reasonable request of the Company, BNP shall deliver to the Company a written notice specifying the amount of Equity Securities then Beneficially Owned by BNP and its Affiliates. The Company shall be entitled to rely on the most recently delivered report, statement on Schedule 13D or notice for all purposes of this Agreement, unless BNP shall have updated such information by delivery of a subsequent report, statement on Schedule 13D or notice.

     SECTION 6.4 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

     SECTION 6.5 Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement, and no giving of any consent provided for hereunder, shall be effective against the Company or BNP unless such modification, amendment, waiver or consent is approved by a majority of the Directors then in office, a majority of the Independent Directors then in office and a majority of the Class A Directors then in office. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

     SECTION 6.6 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

     SECTION 6.7 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and the Merger Agreement, together with the several agreements and other documents and instruments referred to therein or annexed thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of BNP under any other agreement with the Company, the terms of this Agreement shall govern.

     SECTION 6.8 Successors and Assigns. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger whose purpose is not to avoid the provisions of this Agreement), by any party without the prior written consent of the other parties hereto except as and to the extent expressly provided for in Article III. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     SECTION 6.9 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

     SECTION 6.10 Remedies. (a) Each party hereto acknowledges that money damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

     (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     SECTION 6.11 Notices. Any notice, request, claim, demand or other communication under this Agreement (each a "Notice") shall be in writing, shall be either personally delivered, sent by reputable overnight courier service (charges prepaid), sent by facsimile to the address for such Person set forth below or such other address as the recipient party has specified by prior written notice to the other parties hereto and shall be deemed to have been given hereunder on (i) the date of delivery if sent by messenger, (ii) on the Business Day following the Business Day on which delivered to a recognized courier service if sent by overnight courier or (iii) upon confirmation of receipt, if sent by fax.

    If to the Company:

    First Hawaiian, Inc.
    999 Bishop Street
    Honolulu, Hawaii 96813
    Attention: Howard H. Karr
    Telephone: (808) 525-8800
    Fax: (808) 533-7844

    with a copy to:

    Simpson Thacher & Bartlett
    425 Lexington Avenue
    New York, New York 10017
    Attention: Lee Meyerson, Esq.
    Telephone: (212) 455-2000
    Fax: (212) 455-2502

    If to BNP:

    Banque Nationale de Paris
    Affaires Juridiques et Fiscales
    Affaires Juridiques Internationales
    1, Boulevard Haussmann
    75009 Paris
    France
    Attention: General Counsel
    Telephone: (011) (33) (1) 40.14.26.78
    Fax: (011) (33) (1) 40.14.86.30

    with a copy to:

    Pillsbury Madison & Sutro LLP
    235 Montgomery Street
    San Francisco, California 94104
    Attention: Rodney R. Peck, Esq.
    Telephone: (415) 983-1000
    Fax: (415) 983-1200

    and

    Cleary Gottlieb Steen & Hamilton
    One Liberty Plaza
    New York, New York 10006
    Attention: Robert L. Tortoriello, Esq.
    Telephone: (212) 225-2000
    Fax: (212) 225-3999

     SECTION 6.12 Governing Law; Consent to Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 6.12, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

     (ii) BNP hereby irrevocably designates French American Banking Corporation (in such capacity, the "Process Agent"), with an office at 200 Liberty Street, New York, New York, 10281 its designee, appointee and agent to receive, for and on its behalf, service of process in such jurisdiction in any Litigation arising out of or relating to this Agreement and such service shall be deemed complete upon delivery thereof to the Process Agent; provided that in the case of any such service upon the Process Agent, the party effecting such service shall also deliver a copy thereof to BNP in the manner provided in Section 6.11. Each of the Company and BNP further irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. BNP expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America; provided that BNP's consent to jurisdiction and service contained in this Section 6.12 is solely for the purpose referred to in this Section 6.12 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose. If the Process Agent shall cease to act as such or to exist, BNP covenants that it shall appoint without delay another such agent reasonably satisfactory to the Company.

     SECTION 6.13 Legends. (a) Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act or applicable state securities or "blue sky" laws or until such time as the Equity Securities are no longer subject to the restrictions of this Agreement, any certificate issued representing any Equity Securities held by BNP, any of its Affiliates or any Qualified Transferee shall bear the following conspicuous legend:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VOTING AGREEMENTS, RESTRICTIONS ON TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN A CERTAIN STANDSTILL AND GOVERNANCE AGREEMENT DATED AS OF NOVEMBER 1, 1998 BETWEEN FIRST HAWAIIAN, INC. (THE "COMPANY") AND BANQUE NATIONALE DE PARIS, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE "AGREEMENT"), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING PROVIDED FOR IN THE AGREEMENT AND NO VOTE OF SUCH SECURITIES THAT CONTRAVENES SUCH AGREEMENT SHALL BE EFFECTIVE."

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF ("TRANSFERRED") UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS SUCH TRANSFER IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS."

     (b) Upon any acquisition by BNP or any of its Affiliates of additional Equity Securities pursuant to this Agreement, BNP shall, and shall cause each of its Affiliates to, submit any and all certificates representing such Equity Securities to the Company so that the legends required by this Section 6.13 may be placed thereon.

     (c) The Company may make a notation on its records or give instructions to any transfer agents or registrars for the Equity Securities in order to implement the restrictions on Transfer set forth in this Agreement.

     (d) In connection with any Transfer of Equity Securities, the transferor shall provide the Company with such customary certificates, opinions and other documents as the Company may reasonably request to assure that such Transfer complies fully with applicable securities and other laws.

     (e) The Company shall use its reasonable best efforts to comply on a timely basis with any request for any Transfer of Equity Securities made in accordance with the provisions of this Agreement; provided, however, that the Company shall not incur any liability for any delay in recognizing any Transfer of Equity Securities if the Company in good faith reasonably believes that such Transfer may have been or would be in violation in any material respect of the provisions of the Securities Act, applicable state securities or "blue sky" laws, or this Agreement.

     (f) After such time as any of the legends described by this Section 6.13 are no longer required on any certificate or certificates representing the Equity Securities and such Equity Securities are no longer subject to this Agreement, upon the request of BNP, the Company will cause such certificate or certificates to be exchanged for a certificate or certificates that do not bear such legends.

     SECTION 6.14 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     SECTION 6.15 Effectiveness. This Agreement shall become effective upon consummation of the Merger and prior thereto shall be of no force or effect. If the Merger Agreement shall be terminated in accordance with its terms, this Agreement shall automatically be deemed to have been terminated and shall thereafter be of no force or effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Standstill and Governance Agreement as of the date first written above.

                                          FIRST HAWAIIAN, INC.

                                          By:     /s/ HOWARD H. KARR

                                          --------------------------------------
                                          Name:     Howard H. Karr
                                          Title:    Executive Vice President,
                                                    Chief Financial Officer and
                                                    Treasurer

                                          BANQUE NATIONALE DE PARIS

                                          By:     /s/ V. LEVY GARBOUA

                                          --------------------------------------
                                          Name:     V. Levy Garboua
                                          Title:    Directeur General Delegue